Exhibit 107

Calculation of Filing Fee Table

Form S-1

BIMERGEN ENERGY CORPORATION

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity	Common Stock, par value $0.0001 per share (1)	Rule 457(o)			$599,996	$0.00013810	$82.86
Equity	Common Warrants (3)	Rule 457(g)	—		—	$0.00013810	—
Equity	Shares of common stock issuable upon exercise of common warrants	Rule 457(o)			$3,000,000	$0.00013810	$414.31
Equity	Underwriter's Warrants(3)	Rule 457(g)	—	—	—	$0.00013810	—
Equity	Common stock, par value $0.001 per share, issuable upon exercise of Underwriter's warrant	Rule 457(a)(c)			$37,495	$0.00013810	$5.18

Total Offering Amounts				—	$3,637,491	—	$502.35

Total Fees Previously Paid				—	—	—	—

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$502.35

(1)	Includes 200,000 shares of common stock that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.